Exhibit 99.1

POTBELLY CORPORATION 2019 LONG-TERM INCENTIVE PLAN

(As Amended and Restated Effective June 24, 2020)

1.  GENERAL

1.1 Purposes. Potbelly Corporation (the “Company”) has established the Potbelly Corporation 2019 Long-Term Incentive Plan (the “Plan”) to: (a) align the interests of the Company’s stockholders and the recipients of Awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (b) advance the interests of the Company by attracting and retaining qualified employees, Outside Directors and other persons providing services to the Company and/or to its Related Companies, and (c) motivate Participants to act in the long-term best interests of the Company’s stockholders. The following provisions constitute an amendment and restatement of the Plan, effective June 24, 2020.

1.2 Definitions. For purposes of the Plan, the following definitions shall apply:

(a)	“Agreement” shall have the meaning set forth in subsection 6.8 of the Plan.

(b)	“Approval Date” means the date on which the Plan, as amended and restated as set forth herein, is approved by the Company’s stockholders.

(c)	“Award” shall mean an award under Section 3 or 4 of the Plan.

(d)	“Board” shall mean the Board of Directors of the Company.

(e)

“Cause” shall have the meaning set forth in an employment agreement between the Company or a Related Company and the Participant or, if no such agreement exists, “Cause” shall mean (i) the willful failure to substantially perform the duties assigned by the Company or a Related Company (other than a failure resulting from the Participant’s Disability), (ii) the willful engaging in conduct which is injurious to the Company or any of its Related Companies or the Company’s stockholders, monetarily or otherwise, including conduct that, in the reasonable judgment of the Board, no longer conforms to the standard of the Company’s executives or employees, (iii) any act of dishonesty, commission of a felony, or a violation of any statutory or common law duty of loyalty to the Company or any of its Related Companies.

(f)	“Change in Control” means the first to occur of any of the following:

(i)

the consummation of a transaction, approved by the stockholders of the Company, to merge the Company with or into or consolidate the Company with another entity or sell or otherwise dispose of all or substantially all of its assets, or the stockholders of the Company adopt a plan of liquidation, provided, however, that a Change in Control shall not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which 50% or more of the beneficial ownership of the voting power of the Company, the surviving corporation or corporation directly or indirectly controlling the Company or the surviving corporation, as the case may be, is held by the same persons (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of the Company immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of the Company may be a new holder of such beneficial ownership; or

(ii)

the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of the Company is acquired, other than from the Company, by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar equity plan of the Company); or

(iii)

at any time during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors still in office at the time of such election or nomination who were directors at the beginning of such period).

(g)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)	“Committee” shall have the meaning set forth in subsection 5.1 of the Plan.

(i)	“Common Stock” shall mean a share of common stock, $.01 par value, of the Company.

(j)	“Company” shall have the meaning set forth in subsection 1.1 of the Plan.

(k)

“Disability” shall mean that an individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. Whether an individual has a “Disability” shall be determined in a manner that is consistent with section 22(e)(3) of the Code.

(l)	“Effective Date” shall have the meaning set forth in subsection 6.1 of the Plan.

(m)

“Eligible Persons” shall mean any officer, director, employee, consultant, independent contractor or agent of the Company or any Related Company and persons who are expected to become an officer, director, employee, consultant, independent contractor or officer of the Company or any Related Company (but effective no earlier than the date on which such person begins to provide services to the Company or any Related Company), including, in each case, directors who are not employees of the Company or a Related Company.

(n)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(o)	“Exercise Price” shall have the meaning set forth in subsection 3.2 of the Plan.

(p)	“Expiration Date” shall have the meaning set forth in subsection 3.9 of the Plan.

(q)	“Fair Market Value” of a share of Common Stock shall mean, as of any date, the value determined in accordance with the following rules:

(i)

If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the closing price per share of Common Stock on the principal exchange on which the Common Stock is then listed or admitted to trading on the last trading day preceding the date on which Fair Market Value is to be determined or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported.

(ii)

If the Common Stock is not at the time listed or admitted to trading on a stock exchange, the Fair Market Value shall be the closing average of the closing bid and asked price of a share of Common Stock on the date in question in the over-the-counter market, as such price is reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Common Stock in such market.

(iii)	If the Common Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the Fair Market Value shall be as determined by the Committee in good faith.

For purposes of determining the Fair Market Value of Common Stock that is sold pursuant to a cashless exercise program, Fair Market Value shall be the price at which such Common Stock is sold.

(r)	“Full Value Award” shall have the meaning set forth in Section 4 of the Plan.

(s)	“Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422 of the Code.

(t)	“Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(u)	“Option” means an Award under the Plan that entitles the Participant to purchase shares of Common Stock at an Exercise Price established by the Committee at the time the Option is granted.

(v)	“Outside Director” means a director of the Company who is not an officer or employee of the Company or any Related Company.

(w)	“Participant” shall have the meaning set forth in subsection 1.3 of the Plan.

(x)	“Plan” shall have the meaning set forth in subsection 1.1 of the Plan.

(y)	“Prior Approval Date” shall mean May 16, 2019.

(z)	“Prior Plan” shall mean the Potbelly Corporation 2013 Long-Term Incentive Plan.

(aa)	“Recycled Shares” shall have the meaning set forth in paragraph 2.1(b)(ii) of the Plan.

(bb)

“Related Company” shall mean any corporation, partnership, joint venture or other entity during any period in which (i) the Company, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of such entity or at least 50% of the ownership interests in such entity or (ii) such entity, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of the Company.

(cc)

“SAR” means the grant of an Award under the Plan that entitles the Participant to receive, in cash or shares of Common Stock (as determined in accordance with the terms of the Plan) value equal to the excess of: (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise; over (ii) an Exercise Price established by the Committee at the time of grant.

(dd)	“Subsidiary” shall mean a corporation that is a subsidiary of the Company within the meaning of section 424(f) of the Code.

(ee)

“Substitute Award” means an Award granted or shares of Stock issued by the Company in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by the Company or any Related Company or with which the Company or any Related Company combines. In no event shall the issuance of Substitute Awards change the terms of such previously granted awards such that the change, if applied to a current Award, would be prohibited under subsection 3.7.

(ff)

“Termination Date” means the date on which a Participant both ceases to be an employee of the Company and the Related Companies and ceases to perform material services for the Company and the Related Companies (whether as a director or otherwise), regardless of the reason for the cessation; provided that a “Termination Date” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Company or the Related Company which was the recipient of the Participant’s services; and provided, further that, with respect to an Outside Director, “Termination Date” means date on which the Outside Director’s service as an Outside Director terminates for any reason.

1.3  Participation. For purposes of the Plan, a “Participant” is any person to whom an Award is granted under the Plan. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Persons those persons who will be granted one or more Awards under the Plan and, subject to the terms and conditions of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan and more than one Award may be granted to a Participant. Except as otherwise agreed by the Company and the Participant, or except as otherwise provided in the Plan, an Award under the Plan shall not affect any previous Award under the Plan or an award under any other plan maintained by the Company or any of the Related Companies. No Eligible Person or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Eligible Persons, or holders or beneficiaries of Awards, or of multiple Awards granted to an Eligible Person. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Eligible Person (whether or not such Eligible Persons are similarly situated).

2.  SHARES RESERVED AND LIMITATIONS

2.1 Shares Available and Other Amounts Subject to the Plan. The shares of Common Stock for which Awards may be granted under the Plan shall be subject to the following:

(a)

Shares of Common Stock with respect to which Awards may be made under the Plan shall be currently authorized but unissued shares of Common Stock or currently held or subsequently acquired by the Company as treasury shares (or a combination thereof), including shares purchased in the open market or in private transactions.

(b)

Subject to the provisions of subsection 2.2, the number of shares of Common Stock that may be issued with respect to Awards under the Plan shall be equal to the sum of (1) 900,000 shares plus (2) the number of shares of Common Stock available for issuance under the Plan and the Prior Plan as of the Prior Approval Date (and immediately prior to the Prior Approval Date). Notwithstanding the foregoing:

(i)

Shares of Common Stock covered by an Award shall only be counted as used to the extent that they are actually used. A share of Common Stock issued in connection with any Award under the Plan shall reduce the total number of shares of Common Stock available for issuance under the Plan by one.

(ii)

Any shares of Common Stock (A) that are subject to Awards granted under the Plan or (B) that are subject to awards granted under the Prior Plan that are outstanding on the Approval Date (and immediately prior to approval), in any case that terminate by reason of expiration, forfeiture, cancellation, or otherwise, without the issuance of such shares, or that are settled in cash, shall thereafter again be available for issuance under the Plan (the shares described in subparagraphs (A) and (B), collectively, “Recycled Shares”). Recycled Shares shall be added back to the number of shares of Common Stock reserved for issuance under the Plan on a one for one basis; provided, however, that (A) Recycled Shares attributable to any Full Value Award granted under the Plan and (B) Recycled Shares attributable to any Full Value Awards granted under the Prior Plan, in either case, shall be added back on the same basis that such award reduced the number of total shares available under the Plan or Prior Plan, as applicable, at the time such award was granted.

(c)

Notwithstanding any other provision of the Plan, following shares of Common Stock may not again be made available for issuance under the Plan pursuant to this subsection 2.1: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Award; (ii) shares delivered to or withheld by the Company to pay the Exercise Price of an Option or SAR or to pay the withholding taxes with respect to an Award; (iii) shares of Common Stock repurchased on the open market with the proceeds of the Exercise Price of an Option; or (iv) shares subject to Substitute Awards.

(d)

Except as expressly provided by the terms of this Plan, the issue by the Company of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of stock or obligations of the Company convertible into such stock or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, Awards then outstanding hereunder.

(e)	To the extent provided by the Committee, any Award may be settled in cash rather than in Common Stock.

(f)	Substitute Awards shall not reduce the number of shares of Common Stock that may be issued under the Plan.

(g)

Subject to the terms and conditions of the Plan, the maximum number of shares of Common Stock that may be delivered to or on behalf of Participants under the Plan with respect to Incentive Stock Options shall be 1,200,000; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to Incentive Stock Options, such rules shall apply to the limit on Incentive Stock Options granted under the Plan.

2.2 Adjustments to Shares of Common Stock. In the event of a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination, or other corporate transaction that affects the Common Stock such that the Committee determines, in its sole discretion, that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of Awards under the Plan, the Committee shall, in the manner it determines equitable in its sole discretion, (a) adjust the number and kind of shares which may be delivered under the Plan (including adjustments to the number and kind of shares that may be granted to an individual during any specified time as described in subsection 2.1); (b) adjust the number and kind of shares subject to outstanding Awards; (c) adjust the Exercise Price of outstanding Options and SARs; and (d) make any other adjustments that the Committee determines to be equitable (which may include, without limitation, (i) replacement of Awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (ii) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of value of the shares of Common Stock subject to the Option or SAR at the time of the transaction over the exercise price).

2.3 Change in Control. In the event that (a) a Participant is employed or otherwise in service on the date of a Change in Control and the Participant’s employment or service, as applicable, is terminated by the Company or the successor to the Company (or a Related Company which is his or her employer) for reasons other than Cause within 24 months following the Change in Control, or (b) the Plan is terminated by the Company or its successor following a Change in Control without provision for the assumption, continuation or substitution of outstanding Awards hereunder, all Options, SARs and related Awards which have not otherwise expired shall become immediately exercisable and all other Awards shall become fully vested; provided, however, that all Awards with conditions and restrictions relating to the attainment of performance goals shall become vested assuming the higher of (A) achievement of all relevant performance goals at the target level of performance (pro rated based upon the length of time within the performance period that has elapsed prior to the Change in Control) or (B) actual achievement of the performance goals as of the date of the Change in Control. For purposes of this subsection 2.3, a Participant’s employment or service shall be deemed to be terminated by the Company or the successor to the Company (or a Related Company) if the Participant terminates employment or service after (i) a substantial adverse alteration in the nature of the Participant’s status or responsibilities from those in effect immediately prior to the Change in Control, or (ii) a material reduction in the Participant’s annual base salary and target bonus, if any, or, in the case of a Participant who is an Outside Director, the Participant’s annual compensation, as in effect immediately prior to the Change in Control. If, upon a Change in Control, awards in other shares or securities are substituted for outstanding Awards pursuant to subsection 2.2, and immediately following the Change in Control the Participant becomes employed by (if the Participant was an employee immediately prior to the Change in Control) or a board member of (if the Participant was an Outside Director immediately prior to the Change in Control) the entity into which the Company merged, or the purchaser of substantially all of the assets of the Company, or a successor to such entity or purchaser, the Participant shall not be treated as having terminated employment or service for purposes of this subsection 2.3 until such time as the Participant terminates employment or service with the merged entity or purchaser (or successor), as applicable.

2.4 Limits Applicable to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, the aggregate value of all Awards granted under the Plan to any Outside Director for any calendar year shall not exceed (a) $300,00 in total value or (b) in the event such Outside Director is first appointed or elected to the Board in such calendar year, $400,000 in total value. For purposes of the foregoing limitation, the value of an Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting conditions.

3.  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

3.1 Options and SARs. The Committee shall designate the Participants to whom Options or SARs are to be granted under this Section 3 and shall determine the number of shares of Common Stock subject to each such Option or SAR and the other terms and conditions thereof, not inconsistent with the Plan. Without limiting the generality of the foregoing, the Committee may not grant dividend equivalents (current or deferred) with respect to any Option or SAR granted under the Plan. An Option will be deemed to be a Non-Qualified Option unless it is specifically designated by the Committee as an Incentive Stock Option.

3.2 Exercise Price. The “Exercise Price” of each Option and SAR granted under this Section 3 shall be established by the Committee at the time the Option or SAR is granted; provided, however, that in no event shall such price be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant (or, if greater, the par value of a share of Common Stock).

3.3 Limits on Incentive Stock Options. If the Committee grants Incentive Stock Options, then to the extent that the aggregate fair market value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and all Subsidiaries) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options to the extent required by section 422 of the Code. Any Option that is intended to constitute an Incentive Stock Option shall satisfy any other requirements of section 422 of the Code and, to the extent such Option does not satisfy such requirements, the Option shall be treated as a Non-Qualified Stock Option.

3.4 Term and Exercisability. Except as otherwise expressly provided in the Plan, an Option or SAR granted under the Plan shall be exercisable in accordance with the following:

(a)

The terms and conditions relating to exercise and vesting of an Option or SAR shall be established by the Committee to the extent not inconsistent with the Plan, and may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards prior to exercise or the achievement of Common Stock ownership guidelines by the Participant.

(b)

No Option or SAR may be exercised by a Participant prior to the date on which it is exercisable (or vested) or after the Expiration Date applicable thereto. In no event shall an Option or SAR expire later than the tenth anniversary of the grant date of such Option or SAR.

3.5 Payment of Exercise Price. The payment of the Exercise Price of an Option granted under this Section 3 shall be subject to the following:

(a)

Subject to the following provisions of this subsection 3.5, the full Exercise Price of each share of Common Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise through the use of cash equivalents (including broker-assisted cashless exercise), payment may be made as soon as practicable after the exercise) and, as soon as practicable thereafter, a certificate representing the shares of Common Stock so purchased shall be delivered to the person entitled thereto or shares of Common Stock so purchased or such shares of Common Stock shall otherwise be registered in the name of the Participant on the records of the Company’s transfer agent and credited to the Participant’s account.

(b)

Subject to applicable law, the Exercise Price shall be payable in cash or cash equivalents (including broker-assisted cashless exercise), by tendering, by actual delivery or by attestation (including by means of a net exercise), shares of Common Stock valued at Fair Market Value as of the day of exercise or by a combination thereof; provided, however, that shares of Common Stock may not be used to pay any portion of the Exercise Price unless the holder thereof has good title, free and clear of all liens and encumbrances.

3.6 Post-Exercise Limitations. The Committee, in its discretion, may impose such restrictions on shares of Common Stock acquired pursuant to the exercise of an Option as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, Common Stock ownership by the Participant, conformity with the Company’s recoupment or clawback policies as in effect from time to time, compliance with restrictive covenants, and such other factors as the Committee determines to be appropriate.

3.7 No Repricing. Except for either adjustments pursuant to subsection 2.2 of the Plan (relating to the adjustment of shares), or reductions of the exercise price approved by the Company’s stockholders, the exercise price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. Except as approved by the Company’s stockholders, in no event shall any Option or SAR granted under the Plan be surrendered to the Company in consideration for a cash payment if, at the time of such surrender, the exercise price of the Option or SAR is greater than the then current Fair Market Value of a share of Common Stock. In addition, no repricing of an Option shall be permitted without the approval of the Company’s stockholders if such approval is required under the rules of any stock exchange on which the Common Stock is listed.

3.8 Tandem Common Stock Options and SARs. A Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement). If an Option is in tandem with an SAR, the exercise price of both the Option and SAR shall be the same, and the exercise of the Option or SAR with respect to a share of Common Stock shall cancel the corresponding tandem SAR or Option right with respect to such share. If an SAR is in tandem with an Option but is granted after the grant of the Option, or if an Option is in tandem with an SAR but is granted after the grant of the SAR, the later granted tandem Award shall have the same exercise price as the earlier granted Award, but the exercise price for the later granted Award may not be less than the Fair Market Value of the Common Stock at the time of such grant.

3.9 Expiration Date. The “Expiration Date” with respect to an Option or SAR means the date established as the Expiration Date by the Committee at the time of the grant (as the same may be modified in accordance with the terms of the Plan); provided, however, that the Expiration Date with respect to any Option or SAR shall not be later than the earliest to occur of the ten-year anniversary of the date on which the Option or SAR is granted or the following dates, unless the following dates are determined otherwise by the Committee:

(a)	if the Participant’s Termination Date occurs by reason of death or Disability, the one-year anniversary of such Termination Date;

(b)	if the Participant’s Termination Date occurs for reasons other than death or Disability or Cause, the three-month anniversary of such Termination Date; or

(c)	if the Participant’s Termination Date occurs for Cause, the day preceding the Termination Date.

In no event shall the Expiration Date of an Option or SAR be later than the ten-year anniversary of the date on which the Option or SAR is granted (or such shorter period required by law or the rules of any stock exchange on which the Common Stock is listed).

4.  FULL VALUE AWARDS

A “Full Value Award” is a grant of one or more shares of Common Stock or a right to receive one or more shares of Common Stock in the future (including restricted stock, restricted stock units, performance shares, and performance units) which is contingent on continuing service, the achievement of performance objectives during a specified period performance, or other restrictions as determined by the Committee or in consideration of a Participant’s previously performed services or surrender or other compensation that may be due. The grant of

Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on Full Value Awards that have not been earned or vested.

5.  COMMITTEE

5.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the committee described in subsection 5.2 (the “Committee”) in accordance with this Section 5. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

5.2 Selection of Committee. So long as the Company is subject to Section 16 of the Exchange Act, the Committee shall be selected by the Board and shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and shall be comprised of persons who are independent for purposes of applicable stock exchange listing requirements. Notwithstanding any other provision of the Plan to the contrary, with respect to any Awards to Outside Directors, the Committee shall be the Board.

5.3 Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

(a)

Subject to the provisions of the Plan, the Committee will have the authority and discretion to (i) select Eligible Persons who will receive Awards under the Plan, (ii) determine the time or times of receipt of Awards, (iii) determine the types of Awards and the number of shares of Common Stock covered by the Awards, (iv) establish the terms, conditions, performance targets, restrictions, and other provisions of Awards, (v) modify the terms of, cancel or suspend Awards, (vi) reissue or repurchase Awards, and (vii) accelerate the exercisability or vesting of any Award. In making such Award determinations, the Committee may take into account the nature of services rendered by the respective employee, the individual’s present and potential contribution to the Company’s or a Related Company’s success and such other factors as the Committee deems relevant.

(b)

Subject to the provisions of the Plan, the Committee will have the authority and discretion to conclusively interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(c)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(d)

Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted, is expressly stated in the Agreement reflecting the Award and is permitted by applicable law).

Without limiting the generality of the foregoing, it is the intention of the Company that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to section 409A of the Code, the Plan and the Awards comply with the requirements of section 409A of the Code and that the Plan and Awards be administered in accordance with such requirements and the Committee shall have the authority to amend any outstanding Awards to conform to the requirements of section 409A.

5.4 Delegation by Committee. Except to the extent prohibited by applicable law or the rules of any stock exchange on which the Common Stock is listed, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

5.5 Information to be Furnished to Committee. The Company and the Related Companies shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Company and the Related Companies as to an employee’s or Participant’s employment or provision of services, termination of employment or cessation of the provision of services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

5.6 Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company or any Related Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or Related Company. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

5.7 Special Vesting Rules. Except for (a) Awards granted under the Plan with respect to shares of Common Stock which do not exceed, in the aggregate, five percent of the total number of shares of Common Stock reserved for issuance pursuant to subsection 2.1, (b) Awards granted in lieu of other compensation, or (c) Awards that are a form of payment of earned performance awards or other incentive compensation provided that the performance period relating to such performance or incentive awards was at least one year, if a Participant’s right to become vested in an Award is conditioned on the completion of a specified period of service with the Company or any Related Company Subsidiaries being required, then the required period of service shall be at least one (1) year, except if accelerated in the event of the participant’s death or Disability, or involuntary termination.

6.  MISCELLANEOUS

6.1 Effective Date and Term. This Plan, as amended and restated, shall be effective as of the date that it is approved by the Board (the “Effective Date”).The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any shares of Common Stock awarded under it are outstanding and not fully vested; provided, however, that no new Awards will be made under the Plan on or after the tenth anniversary of the Effective Date Any awards granted under the Prior Plan or the Plan prior to the Approval Date shall be subject to the terms and conditions of the Prior Plan or the Plan as in effect at the time of grant.

6.2 Limit on Distribution. Distribution of Common Stock or other amounts under the Plan shall be subject to the following:

(a)

Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b)	In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c)

To the extent that the Plan provides for issuance of certificates to reflect the transfer of Common Stock, the transfer of such Common Stock may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which the Common Stock is listed.

6.3 Liability for Cash Payments. Subject to the provisions of this Section 6, each Related Company shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such payment is attributable to the services rendered for that Related Company by the Participant. Any disputes relating to liability of a Related Company for cash payments shall be resolved by the Committee.

6.4 Withholding. All Awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of Common Stock which the Participant already owns or to which a Participant is otherwise entitled under the Plan; provided, however, previously-owned Common Stock that has been held by the Participant or Common Stock to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).

6.5 Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, unless otherwise provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this subsection 6.5, unless otherwise provided by the Committee, Awards may be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish. In no event shall an Incentive Stock Option be transferable to the extent that such transferability would violate the requirements applicable to such option under section 422 of the Code.

6.6 Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company or the Related Company, as applicable, at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

6.7 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the applicable Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

6.8 Agreement With the Company or Related Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company or the Related Company, as applicable (the “Agreement”), in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

6.9 Limitation of Implied Rights.

(a)

Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company and any Related Company. Nothing contained in the Plan shall constitute a guarantee by the Company or any Related Company that the assets of such companies shall be sufficient to pay any benefits to any person.

(b)

The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any employee the right to be retained in the employ or service of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and shares of Common Stock are registered in his name.

6.10 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

6.11 Action by the Company or Related Company. Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors or governing body or by action of one or more members of the board or governing body (including a committee of the board or governing body) who are duly authorized to act for the board or, in the case of any Related Company which is a partnership, by action of its general partner or a person or persons authorized by the general partner, or (except to the extent prohibited by applicable law or the rules of any stock exchange on which the Common Stock is listed) by a duly authorized officer of the Company.

6.12 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

6.13 Applicable Law. The provisions of the Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to choice of law principles.

6.14 Foreign Employees. Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or a Related Company operates or has employees. The foregoing provisions of this subsection 6.14 shall not be applied to increase the share limitations of Section 2 or to otherwise change any provision of the Plan that would otherwise require the approval of the Company’s stockholders.

6.15 Recoupment/Forfeiture. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, unless otherwise specified by the Committee, any Awards under the Plan and any shares of Common Stock or cash issued pursuant to the Plan shall be subject to the Company’s compensation recovery, clawback, and recoupment policies as in effect from time to time.

7.  AMENDMENT AND TERMINATION.

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that adjustments pursuant to subsection 2.2 shall not be subject to the foregoing limitations of this Section 7; and further provided that the provisions of subsection 3.7 (relating to Option and SAR repricing) cannot be amended unless the amendment is approved by the Company’s stockholders; and provided further that, no other amendment shall be made to the Plan without the approval of the Company’s stockholders if such approval is required by law or the rules of any stock exchange on which the Common Stock is listed. It is the intention of the Company that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to section 409A of the Code, the Plan and the Awards comply with the requirements of section 409A of the Code and that the Board shall have the authority to amend the Plan as it deems necessary to conform to section 409A. Notwithstanding the foregoing, the Company does not guarantee that Awards under the Plan will comply with section 409A and the Committee is under no obligation to make any changes to any Award to cause such compliance.